Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

QUARK PHARMACEUTICALS, INC.

The undersigned, Daniel Zurr and Robert L. Jones, hereby certify that:

1.           They are the President and Secretary, respectively, of Quark Pharmaceuticals, Inc., a California corporation.

2.           The first paragraph of Article III of the Amended and Restated Articles of Incorporation of this corporation shall be amended and restated to read in its entirety as follows:

“Classes of Stock.  This corporation is authorized to issue two classes of shares to be designated respectively common stock and preferred stock.  The total number of shares of common stock this corporation shall have authority to issue is 74,800,000, all of which shall be designated as “Class A Common Stock Voting” (the “Common Stock”), and the total number of shares of preferred stock this corporation shall have authority to issue is 33,582,410 of which 967,497 shares shall be designated Series A Preferred Stock (“Series A Preferred”), 4,219,914 shares shall be designated Series B Preferred Stock (“Series B Preferred”), 1,568,692 shares shall be designated Series C Preferred Stock (“Series C Preferred”), 5,442,212 shall be designated Series D Preferred Stock (“Series D Preferred”), 2,050,820 shares shall be designated Series E Preferred Stock (“Series E Preferred”), 1,143,764 shares shall be designated Series F Preferred Stock (“Series F Preferred”), 10,489,511 shares shall be designated Series G Preferred Stock (“Series G Preferred”), and 7,700,000 shares are designated Series H Preferred Stock (“Series H Preferred”) (the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred are collectively referred to hereinafter as the “Preferred Stock”).  The par value of each share of Common Stock and each share of Preferred Stock is $0.001 per share.”

3.           Article III, Section 7(a) of the Amended and Restated Articles of Incorporation of this corporation shall be amended and restated to read in its entirety as follows:

“At any time beginning thirty (30) days prior to August 31, 2011, the holders of at least seventy-five percent (75%) of the Series H Preferred may request redemption (each, a “Requesting Series H Holder”) by sending a Redemption Notice to the corporation requesting payment of the Series H Redemption Price (as defined below) for shares of Series H Preferred held by such holder.  The Redemption Notice shall set forth (i) the amount of shares held by the Requesting Series H Holder; (ii) the number of Series H Preferred shares to be redeemed (the “Series H Designated Shares”), and (iii) the address at which such Requesting Series H Holder may receive payment of the Series H Redemption Price upon surrender of its share certificates for the Series H Designated Shares.  Upon such request, the corporation shall redeem the Series H Designated Shares within thirty (30) days from the date of the Redemption Notice (the “Series H Redemption Date”) through cash payment of the Series H Redemption Price (as defined below), payable in two equal annual installments commencing on the Series H Redemption Date, from any source of funds legally available to the corporation therefor.”

4.           The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

5.           The foregoing amendment has been approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law.  The total number of outstanding shares of Class A Common Stock Voting of the corporation is 3,388,530, of the Series A Preferred is 967,497, of the Series B Preferred is 4,219,914, of the Series C Preferred is 1,568,692, of the Series D Preferred is 5,439,413, of the Series E Preferred is 2,050,820, of Series F Preferred is 1,143,764, of the Series G Preferred is 10,489,511 and of the Series H Preferred is 5,400,000.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The vote required was (i) a majority of the outstanding shares of the Series H Preferred Stock, voting as a single class, (ii) a majority of the outstanding shares of the Series G Preferred Stock, voting as a single class, (iii) a majority of the outstanding shares of the Preferred Stock, voting as a single class on an as-converted to Series A Common Stock basis, and (iv) a majority of the outstanding shares of the capital stock of the corporation entitled to vote, voting as a single class on an as-converted to Series A Common Stock basis.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Fremont, California, on May 17, 2010.

/s/ Daniel Zurr
Daniel Zurr, President

/s/ Robert L. Jones
Robert L. Jones, Secretary